Exhibit 99.1

March 15, 2016

To the Shareholders of Handy & Harman:

For the year ended December 31, 2015, net sales were $649.5 million, as compared to $600.5 million in 2014. Income from continuing operations before tax and equity investment was $41.5 million, as compared to $39.3 million in 2014. Income from continuing operations, net of tax, for the year was $17.0 million, or $1.49 per basic and diluted common share, as compared to income of $15.2 million, or $1.23 per basic and diluted common share, in 2014. These results include the partial year earnings from the JPS Composite Materials and ITW Polymer Sealants North America acquisitions that occurred in July and March, respectively.

Handy & Harman consists of 6 businesses including OMG, Inc., Lucas Milhaupt, Inc., HandyTube Corp., Indiana Tube Corp., JPS Composite Materials Corp., and Kasco LLC.

Despite a turbulent global economy, we are pleased to report profitable growth in 2015. Our business performed well due to our diverse product offerings and the structure and discipline of the Steel Business System. The Steel Business System utilizes lean tools and philosophies in operations and commercialization activities to increase sales, improve business processes, and reduce and eliminate waste.

As of December 31, 2015, the Company's accrued pension liability totaled $265.6 million, including obligations of $36.5 million assumed in the JPS acquisition. Expected minimum pension contributions in 2016 total $16.5 million.

During 2015, we entered into a series of transactions to increase our value, to expand our product offerings, and to position us for growth in our niche markets.

•	We completed the sale of Arlon, LLC for $155.5 million in cash to Rogers Corporation.

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We acquired ITW Polymers Sealants North America for $27.4 million in cash from ITW, who was the exclusive supplier of certain adhesive products to our Building Materials segment. The acquisition will provide us with greater control of our supply chain and allow us to expand our product offerings in our growing adhesives business.

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We acquired all of the outstanding shares of common stock of JPS not already owned by HNH's affiliates for $11.00 per share in cash, with the remaining JPS Industries, Inc. shares acquired from HNH's affiliates through the issuance of 1,429,407 HNH common shares, for a total purchase price of $114.5 million. Our parent and affiliates had been invested in JPS since 2001, and we will now be able to aggressively implement the Steel Business System and reduce corporate overhead.

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We made investments in capital projects totaling $15.2 million including initiating phase one of a steel heat treating facility that will provide cost savings, reduce the supply chain lead time, and improve working capital.

•	We purchased an additional 2,053,710 shares of ModusLink common stock, increasing the Company's and its affiliates' combined ownership percentage in ModusLink to 31.5%.

Our strategy is to profitably grow and build upon our core business units both internally and through strategic acquisitions. We expect HNH to continue to focus on high margin products, new product development, operational excellence through the Steel Business System and innovative technology. We are interested in acquiring enterprises typically with values of $50 million to $200 million.

Once we buy a business, we immediately implement the Steel Business System which should help to improve productivity, quality, and lead times, and reduce cost and working capital. These tools help create value and have a proven track record of improving return on invested capital and free cash flow.

On February 5, 2016, HNH delivered a letter to SL Industries, Inc. formally proposing to acquire all the outstanding shares of SLI for a cash purchase price of $35.50 per share, or approximately $140.6 million in total. SLI designs, manufactures and markets power electronics, motion control, power protection, and power quality electromagnetic equipment that are used in a variety of medical, commercial and military aerospace, computer, datacom, industrial, and telecom applications.

Steel Partners Holdings, GP, Handy & Harman's parent company, and its affiliates currently own approximately 25.7% of SLI's outstanding shares. Steel Partners first purchased shares in SLI in 1992 when the stock was selling for around $3.50 per share. I have been on the board at various times since 1993, as the stock has climbed to the mid-$30's per share range. SL Industries is a company we know well and will be a great complement to Handy & Harman and Steel Partners. We will keep you posted on our progress.

We continue to see success from our talent management program, Steel Grow. In 2015, Keith DuPont joined us in the role of President and CEO of our Tubing Group, which includes HandyTube and Indiana Tube. Keith has been instrumental in furthering the Steel Business System and continuing to grow the business.

We will continue to focus on prudent capital allocation and implementing the Steel Business System. Thank you for your continued support.

Respectfully,

Warren G. Lichtenstein
Chairman
Handy & Harman